Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
April 1, 2011

WINTHROP REALTY TRUST ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON SHARES

FOR IMMEDIATE RELEASE – BOSTON, April 1 -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) announced that it priced a public offering of 5,000,000 of its common shares of beneficial interest at a public offering price of $11.25 per share for total gross proceeds (before the underwriting discount and commissions and estimated expenses) of approximately $56,250,000.  Winthrop’s management and its affiliates have agreed to purchase in the offering 200,000 common shares at the same price as will be initially offered by the underwriters to others.  In connection with the offering, Winthrop granted the underwriters an option for 30 days to purchase up to an additional 750,000 shares of common stock to cover over-allotments, if any.  The offering is subject to customary closing conditions and is expected to close on April 6, 2011.

Winthrop intends to use the net proceeds from the offering to make additional investments and for general corporate purposes.

Barclays Capital Inc. and KeyBanc Capital Markets Inc. are acting as joint book-runners for the offering.  The offering is being made pursuant to Winthrop’s effective shelf registration statement previously filed with the Securities and Exchange Commission.  The offering of these securities will be made only by means of a prospectus and a related prospectus supplement.  Copies of the prospectus and prospectus supplement may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at Barclaysprospectus@broadridge.com or by telephone at (888) 603-5847 or from KeyBanc Capital Markets Inc., Attention: Equity Syndicate Department, 127 Public Square, 4th Floor, Cleveland, OH 44114 or by telephone at (800) 859-1783.

An electronic copy of the prospectus supplement and the accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

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Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.